PRESS RELEASE

Editorial Contacts:
Don Shulsinger
Pixel Magic
(978) 470-8830 x236
shulsinger @pixelmagic.com
James L. Salerno
Xerographic Laser Images
(978) 670-5999 x252


         Pixel Magic and Xerographic Laser Images Corporation
               Sign Plan of Reorganization and Agreement
                             Of Merger

BILLERICA, MA, January 29, 1998 - Xerographic Laser Images Corporation ("XLI"), a developer of resolution enhanced technology, and Pixel Magic, Inc. ("Pixel Magic"), a leading provider of advanced image processing semiconductors which enable digital office peripherals, have signed a Plan of Reorganization and Agreement of Merger pursuant to which XLI will become a wholly-owned subsidiary of Pixel Magic.

The aggregate amount of consideration to be paid to the holders of common stock and its equivalents of XLI, ranges from a minimum amount of $3,675,000 to be paid upon effectiveness of the transaction, to a maximum amount of $15,000,000, to be paid during the period commencing with the quarter ending March 31, 1999 and ending December 31, 2000. The payments are contingent upon XLI achieving certain milestones for the three (3) year period commencing January 1, 1998 and ending December 31, 2000.

Located in North Billerica, Massachusetts, XLI develops products that produce enhanced resolution output from printers, digital copiers, scanners, fax systems and multifunction peripherals. Founded in 1991, Pixel Magic provides advanced image processing chip technology to original equipment manufacturers and technology partners in the digital office equipment market worldwide. Located in Andover, Massachusetts, Pixel Magic is a wholly-owned subsidiary of Oak Technology, Inc, a provider of multimedia semiconductors and related software OEMs worldwide who serve the optical storage, consumer electronics and digital office equipment markets.

This acquisition is subject to approval of XLI's shareholders.

Pixel Magic is a trademark of Oak Technology, Inc. All other product names or company names are mentioned for identification purposes only, and may be trademarks of their respective owners.

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